Exhibit 99.1

FDA Approves World’s First Long-Term Implantable Continuous Glucose Monitoring System for Marketing in United States

—Implantable Eversense CGM System from Senseonics lasts up to three months with a single sensor—

Senseonics to Host Webcast and Conference Call for Investors Today at 4:30 ET

GERMANTOWN, Md., June 21, 2018 — Senseonics Holdings, Inc. (NYSE American: SENS) today announced the U.S. Food and Drug Administration has approved its Pre-market Approval (PMA) application to market the company’s Eversense® Continuous Glucose Monitoring (CGM) System to people with diabetes in the United States. The system is the first and only CGM system to feature an implantable glucose sensor and provide long-term continuous monitoring for up to three months.

“We’re very pleased to receive this FDA approval that allows us to make Eversense available in the United States, as it is in many European markets. With the parallel trends of wearable personal devices and medical implantables for people to manage their health, this product exemplifies the natural evolution for diabetes devices, and Senseonics is excited to help lead the way,” said Tim Goodnow, President and CEO of Senseonics. “More importantly, we believe the unique features Eversense offers will help open up CGM to millions of people with diabetes who, up to this point, have been hesitant to try CGM despite the clear health benefits it provides.”

With 70 percent of patients struggling to control blood glucose levels and with hypoglycemia prevalent among insulin users, healthcare professionals believe there are many U.S. patients who could benefit from CGM. Yet the technology is significantly underutilized among the millions of insulin-using patients who could be ideal CGM candidates.

“Research has repeatedly demonstrated the clinical benefits patients experience with regular CGM use, including improved glucose control and protection against severe hypoglycemia,” said Steven Edelman, MD, Professor of Medicine at University of California San Diego, Founder & Director of Taking Control of Your Diabetes, and Senseonics Board member. “Despite these benefits, a significant number of people with diabetes do not use, or have access to, continuous glucose monitoring. Furthermore, the data shows that many people who’ve tried traditional CGM in the past either don’t wear it as often as they should or don’t stick with it for a variety of reasons, including concerns surrounding sensor accuracy, sensor insertion, and sensor discomfort. So, it’s important that patients have choices and that medical device companies continue to advance the field of CGM with innovations that make it easier for the end user.”

The Eversense System addresses many of the barriers to CGM use. The system consists of a fluorescence-based sensor, a smart transmitter worn over the sensor to facilitate data communication, and a mobile app for displaying glucose values, trends and alerts. The sensor, which is inserted subcutaneously in the upper arm by a physician via a brief in-office procedure, lasts up to three months, thereby eliminating the need for patients to self-administer the weekly or biweekly sensor insertions required by traditional CGM systems.

The system’s smart transmitter is light, discreet, and comfortable to wear. Interpreting glucose data from the sensor and sending it to the system’s mobile application via Bluetooth, the smart transmitter provides on-body vibratory alerts for discretion and added safety, and is the only CGM transmitter that can be removed and recharged without discarding the sensor.

The Eversense CGM System’s PMA application was based on the previously-reported results of the PRECISE II U.S. pivotal trial in which Eversense was studied in 90 adults with type 1 or type 2 diabetes at eight clinical centers in the United States. The study clearly demonstrated the system’s safety and effectiveness over 90 days of continuous glucose sensor wear. This March, the FDA’s Clinical Chemistry and Clinical Toxicology Devices Panel of independent medical experts voted unanimously, 8 to 0, that the system not only was safe and effective, but also that its benefits outweighed the risks.

Webcast and Conference Call Information

Management will host a conference call today beginning at 4:30 p.m. ET to discuss the PMA approval and commercial activities to support the Eversense product launch in the U.S. Investors interested in listening to the conference call may do so by dialing (877) 883-0383 for domestic callers, or (412) 902-6506 for international callers, using Conference ID: 5389400. To listen to a live webcast, please visit the “Investor Relations” section of the Company’s website at: www.senseonics.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics’ CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile application on the user’s smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) System is indicated for continually measuring glucose levels in persons age 18 and older with diabetes for up to 90 days. It is intended to complement, not replace, fingerstick blood glucose monitoring. The sensor insertion and removal is performed by a physician. The Eversense CGM System is a prescription device; patients should talk to their doctor to learn more. For important safety information, see https://eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the potential U.S. launch of Eversense, patient adoption of the product and other statements containing the words “expect,” “intend,” “may,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the development of the market for CGM products generally, and Eversense in particular, people with diabetes’ perceptions of the benefits of the Eversense System, patient use of the system, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2017, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact:
R. Don Elsey
Chief Financial Officer
301-556-1602
don.elsey@senseonics.com

Media Contacts:
Jeff Christensen
SignalWest Public Relations
831-566-0275
jeff@signalwestpr.com

Mariesa Kemble
SignalWest Public Relations
608-850-4745
kemblem@mac.com